CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
EURAMAX HOLDINGS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Euramax Holdings, Inc. (the “Corporation”) hereby certifies as follows:

1.That the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding the following to the end of Section 4.1 of Article Four thereof:

“In the election of directors of the Corporation, each stockholder is entitled to multiply the number of votes such stockholder is entitled to cast by the number of directors to be elected. Each stockholder may cast all of the resulting votes for a single director, or may distribute them among the directors to be elected at such stockholder’s discretion.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 27th day of May 2014.

EURAMAX HOLDINGS, INC.

By:	/s/ Shyam K. Reddy
Name: Shyam K. Reddy
Title: Chief Administrative Officer, General Counsel & Corporate Secretary